EXHIBIT 99.4

CONSENT OF PERSON ABOUT TO BECOME A DIRECTOR

I, John T. Potts, Jr., M.D., hereby consent to being named in the joint proxy statement/prospectus, which joint proxy statement/prospectus forms a part of the Registration Statement on Form S-4 of BioSante Pharmaceuticals, Inc. dated August 7, 2009, and any amendments (including post-effective amendments) thereto, as a person to become a director of BioSante Pharmaceuticals, Inc. upon the consummation of the merger described therein.

Dated:  August 6, 2009

/s/ John T. Potts, Jr., M.D.
John T. Potts, Jr., M.D.